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                                                                   EXHIBIT 99(f)

                                9,687,540 Shares

                         FIRST COMMERCIAL BANCORP, INC.

                    Common Stock ($0.01 par value per share)

                  Initially Offered Pursuant to Dividend Rights
Distributed to Shareholders of Record as of June 15, 1992 and September 14, 1992


TO OUR CLIENTS:

         Enclosed for your consideration are a Prospectus dated ___________, 1996 (the "Prospectus") relating to the offering (the "Offering") of up to 9,687,540 shares (the "Dividend Exchange Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of First Commercial Bancorp, Inc. (the "Company"), valued at $0.10 per share, pursuant to transferable dividend rights (the "Dividend Rights") representing the obligation of the Company to pay to holders of record of Common Stock (the "Dividend-Eligible Stockholders") at the close of business on June 15, 1992 and/or September 14, 1992 (the "Dividend Rights Record Dates") in cash the dividends initially declared by the Board of Directors of the Company in 1992, together with interest accrued thereon through December 31, 1995 (the "1992 Dividends").

         As described in the accompanying Prospectus, you will receive Dividend Rights exchangeable for one share of Common Stock for each $0.10 of dividend and accrued interest amount exchanged.

         The Dividend Rights are transferable, and Dividend Rights Holders who wish to sell their Dividend Rights may do so. It is NOT anticipated that the Dividend Rights will trade on Nasdaq or that any trading market in the Dividend Rights will develop.

         The materials enclosed are being forwarded to you as the beneficial owner of shares of Common Stock carried by us in your account as of one or both of the Dividend Rights Record Dates but not registered in your name. Exercises and sales of Dividend Rights may only be made by us as the registered holder of such Dividend Rights and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Dividend Shares or attempt to sell any Dividend Rights to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus.

         EXERCISE OF DIVIDEND RIGHTS WILL EXTINGUISH THE OBLIGATION OF FIRST COMMERCIAL BANCORP, INC. TO PAY THE AMOUNT OF THE 1992 DIVIDENDS TO THE DIVIDEND-ELIGIBLE STOCKHOLDERS IN CASH TO THE FULLEST EXTENT OF SUCH EXERCISE.

         Your instructions to us should be forwarded as promptly as possible to permit us to exercise or transfer Dividend Rights on your behalf in accordance with the provisions of the Offering. The Offering of Dividend Rights will expire at 5:00 p.m., California time on ________________, 1996 unless extended by the Company, to a date not later than 5:00 p.m., California time on ________________ , 1996 (in either case, the "Dividend Rights Expiration Date"). Once properly exercised, exercise of Dividend Rights may not be revoked.

         If you wish to have us, on your behalf, exercise Dividend Rights to purchase any Dividend Exchange Shares to which you are entitled or transfer such Dividend Rights, please so instruct us by completing and returning to us the instruction form accompanying this letter.

         IF WE DO NOT RECEIVE COMPLETE WRITTEN INSTRUCTIONS IN ACCORDANCE WITH THE PROCEDURES OUTLINED IN THE PROSPECTUS, WE WILL NOT EXERCISE OR TRANSFER YOUR DIVIDEND RIGHTS, AND YOUR DIVIDEND RIGHTS WILL EXPIRE.
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         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD
BE DIRECTED TO CARPENTER & COMPANY, THE INFORMATION AGENT, AT (714) 261-8888.

                                         Very truly yours,
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                         FIRST COMMERCIAL BANCORP, INC.

                     INSTRUCTIONS TO DIVIDEND RIGHTS HOLDER


         The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock.

         This will instruct you whether to exercise or transfer Dividend Rights to receive Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned on one or both of the Dividend Rights Record Dates, pursuant to the terms and subject to the conditions set forth in the Prospectus.

         1.       /  /     Please DO NOT EXERCISE DIVIDEND RIGHTS for shares of
                           Common Stock.

         2.       /  /     Please EXERCISE DIVIDEND RIGHTS for _________________
                           (______________) shares of Common Stock:

         3.       /  /     Please TRANSFER ______________ DIVIDEND RIGHTS to:

                           _____________________________________________________
                           (Name)

                           _____________________________________________________
                           (Address)

                           _____________________________________________________

                           _____________________________________________________
                           (SS No.)                         (Telephone)



__________________________________________

__________________________________________

__________________________________________
              Signature(s)

   Please type or print name(s) below


__________________________________________       Date:____________________, 1996

__________________________________________

__________________________________________